ITEX CORPORATION PROVIDES INTAGIO ACQUISITION UPDATE

ACQUIRED MEMBER COUNT INCREASES TO 2,800

TOTAL COMMUNITY MEMBER COUNT NOW EXCEEDS 24,000

Bellevue, WA - August 7, 2007 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today provided additional information regarding its recent acquisition of the trade exchange marketplace previously operated by Intagio Corporation of San Francisco, California.

On August 1, 2007, ITEX announced it had acquired the trade exchange marketplace previously operated by Intagio Corporation. The final purchase price was $3,137,000, which included certain accounts receivable. In addition, the purchase agreement includes a revenue based earn-out payment up to $150,000, based on certain performance requirements. After assimilating the new members and identifying overlapping accounts, ITEX summarized the acquisition results:

•	2,800 new member accounts;

•	Total business membership of more than 24,000;

•	July cash revenue exclusively from the new Intagio members of $125,000;

•	Additional monthly operational net income estimated to be approximately $50,000, excluding member list amortization;

•	New overhead estimated to be $75,000 per month, including staffing costs, office leases and general costs related to the acquired members.

“We are pleased to see the current metrics of this acquisition holding up very strongly,” said ITEX Chairman and CEO Steven White. “The numbers stated above are reported net of estimated allowances for inactive accounts and estimated reserves for uncollectible accounts. There are several valuation methods we consider when determining acquisition price, including member cost, cash flow, opportunity costs, future revenue and net income. We place a high emphasis on operational income and cash flows from operations, which are both expected to be positively impacted by this transaction.”

White continued, “The purchase price for this acquisition was analyzed differently from the Business Exchange, Inc. purchase two years ago. The primary difference is that we do not share revenue with independently licensed offices. Furthermore, we have the option to retain or resell the new offices to existing or future franchisees, allowing us more opportunities to capitalize on the transaction.”

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving community of member businesses buying and selling more than $250 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of August 7, 2007, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com